Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-250890-01 on Form S-3 of our report dated February 23, 2021, relating to the financial statements of VEREIT Operating Partnership, L.P. and subsidiaries appearing in this Annual Report on Form 10-K of VEREIT Operating Partnership, L.P. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 23, 2021